MILL OPERATING AGREEMENT

BETWEEN:

QUEENSTAKE RESOURCES USA, INC.

AND:

GOLDEN EAGLE INTERNATIONAL, INC.

Davis LLP
Legal Advisors since 1892
Suite 200
304 Jarvis Street
Whitehorse, YT Y1A 2H2

        THIS Agreement dated 14 October, 2008 is between:

QUEENSTAKE RESOURCES USA, INC.

(“Owner”)

AND

GOLDEN EAGLE INTERNATIONAL INC.

("Operator")

BACKGROUND

A.     The Owner is the owner of the lands and improvements situate at Jerritt Canyon, Nevada consisting of a gold mine and mill complex (“Complex”) as shown on Schedule 1.

B.     Part of the Complex are gold milling facilities, tailings facilities, a laboratory and related facilities (“Premises”) which the Operator has agreed to operate for a fee and for a share of profits from the operation of those facilities.

C.     The Owner has agreed that the Operator may have possession of and operate the Premises as shown on Schedule 2, which form part of the Complex, on the terms and conditions set out below.

AGREEMENTS

        For good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties covenant and agree as follows:

PART 1

DEFINITIONS/SCHEDULES

1.1    Defined Terms. In this Agreement:

(a)	“Affiliate” of any of the parties means any corporation which is Controlled by or which Controls that party or any other corporation Controlled by, or which Controls, that corporation, whether the Control be direct or indirect;

(b)	“Agreement” means this Operating Agreement and all its Schedules, as amended from time to time; (c) “Building” means the buildings on Schedule 2 as may be altered expanded, reduced or renovated from time to time;

(d)	“Complex” means the office and milling complex, including the Complex Buildings and the Parking Facility, known as Jerritt Canyon Milling Facilities located on the Land;

(e)	“Complex Buildings” means all the buildings, improvements and facilities, including the Building, erected on the Land from time to time, including, without limitation, all milling facilities, tailings facilities, common areas and facilities, loading areas, garbage areas, parking areas, all heating, ventilating, air conditioning and humidity control equipment and all plumbing, wiring, and other systems, all as may be altered, expanded, reduced or renovated from time to time;

(f)	“Complex Common Areas” means all common areas and facilities furnished at or near the Complex, which are designated by the Owner from time to time;

(g)	“Custom Milling Fee” shall be that fee per dry ton of ore agreed upon by the Owner and the Operator chargeable to each ore provider for the milling, processing and final extraction of metal doré;

(h)	“Engineer” means the Engineer from time to time named by the Owner and agreed to by the Operator;

(i)	“Fee” means the fee set out in paragraph 5.2(a)(i);

(j)	“Hazardous Substance” means any substance which, when released into the Complex or the Land or any part thereof, or into the natural environment, is likely to cause, at any time, material harm or degradation to the Complex or the Land or any part thereof, or to the natural environment or material risk to human health, and includes, without limitation, any flammables, explosives, radioactive materials, asbestos, polycholorinated biphenyls, chlorofluorocarbons, hydro chlorofluorocarbons, urea formaldehyde foam insulation, radon gas, chemicals known to cause cancer or other toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, petroleum and petroleum products, or any substance declared to be hazardous or toxic or a pollutant, dangerous good, deleterious substance, effluent, hazardous waste or special waste, or words of similar meaning under any laws now or enacted in the future, which affect or apply to the Complex, the Land, the Owner, the Operator, or any of them;

(k)	“Land” means the land indicated in Schedule 1;

(l)	“Mill” shall mean the Jerritt Canyon Milling Facilities located on the Land;

(m)	“Net Profits” has the meaning in Schedule 3;

(n)	“Operations” has the meaning in Schedule 3;

(o)	“Operator’s Costs” means the costs incurred by the Operator in carrying out Operations; for greater certainty, costs which are “Applicable Costs and Deductions” in section 3.02 of Schedule 3 shall be included in Operator’s Costs, and costs which are excluded from “Applicable Costs and Deductions” in section 3.03 and 3.04 of Schedule 3 shall not form part of “Operator’s Costs;"

(p)	“Owner” means the party described as such above and its successors and assigns;

(q)	“Owner’s Representative” means the representative on the Premises in accordance with section 7.2;

(r)	“Percentage Fee” means the percentage fee set out in paragraph 5.2(a)(ii);

(s)	“Product” has the meaning in Schedule 3 attached.

(t)	“Production Bonuses”shall mean those bonuses to compensate the Operator as defined in paragraphs 5.2(a)(i)(iv and (v);

(u)	“QRL Financing” means the financing to be conducted by Queenstake Resources Ltd. to raise minimum net proceeds to the Owner of $17,500,000 as a condition precedent to completion of this Agreement;

(v)	“Term” means the period of time set out in Part 4;

(w)	“Unavoidable Delay” means a delay in performance of an act or compliance with a covenant caused by any event beyond the reasonable control of the party obligated to perform or comply, except a delay caused by lack of funds or other financial reason;

(x)	“Year” means a period of 12 consecutive calendar months during the Term ending on the last day of the financial year of the Owner, except that:

(i)	the first Year begins on the first day of the Term and ends on the last day of the financial year of the Owner in which the first day of the Term occurs, and may be a period less than 12 consecutive calendar months;

(ii)	the last Year begins on the first day of the financial year of the Owner during which the last day of the Term occurs and ends on the last day of the Term, and may be a period less than 12 consecutive calendar months; and

(iii)	if the Owner changes its financial year and gives notice to the Operator of the first and last days of the new financial year, the period between the last day of the old financial year and the last day of the new financial year will be a Year and will be a period less than 12 consecutive calendar months, and the next Year will follow consecutively.

1.2 Schedules. The following Schedules form part of this Mill Operating Agreement:

Schedule 1 — Plan of Premises Schedule 2 — Site Plan of the Complex Schedule 3 — Net Profits Schedule 4 — Rules and Regulations Schedule 5 – Promissory Note Schedule 6 – Guaranty Agreement

PART 2

CONDITIONS

2.1	Condition Precedent. The respective obligations that each of the Owner and Operator take to complete the transactions contemplated hereby and to give effect to the Agreement will be subject to the fulfillment, or mutual waiver in writing by each of the Owner and Operator, of the following condition (with the exception of those costs incurred by the Operator prior to the effective date of this Agreement, plus an Administrative Fee of 20% of those costs);

(a)	The Owner shall have completed the QRL Financing, and the net proceeds thereof shall be available to the Owner at the commencement of the Term.

PART 3

INTENT

3.1	Operating Agreement. The Owner and Operator agree with each other that the Operator shall have possession of the Premises and shall operate them for the Term in accordance with the provisions of this Agreement.

3.2	The Relationship. The Operator shall be an independent contractor of the Owner and nothing in this Agreement shall create the relationship of agent or partner between the parties.PART 4

PART 4

TERM

4.1	Entry for Operation. The Owner grants to the Operator the right to enter upon, occupy, and have possession of the Premises for the Term for the purpose of operating them to mill precious metal bearing ores and the Operator accepts the Premises and agrees to carry on Operations in the Premises and produce and deliver Product, on and subject to the covenants, agreements, terms and conditions of this Agreement.

4.2	Commencement of Term. The Term of this Agreement is for five years, from the later of the date of the signing of this Agreement and the date when the condition precedent is met as defined in Paragraph 2.1 (a), for a period of 60 full months (notwithstanding any definitions of “Year” set out in paragraph 1.1(x)), thereafter; provided, however, if Owner is able to extend the life of the mines within the Complex beyond the original five-year Term, then shall that Term be extended by five years, or 60 full months, unless written notice to the contrary is provided by either party to the other no later than 185 days prior to the end of the first five-year Term.

4.3	Extension of Term. If the Term commences on a day other than the first day of a month, the Term will be extended by the period from the commencement date of the Agreement to and including the last day of the month in which the commencement date occurs.

PART 5

FEE AND PROFIT SHARE

5.1	Covenant to Pay Fee. The Owner covenants to pay when due the Fee, Percentage Fee and all other costs related to operations as defined in Paragraph 3.02 of Schedule 3, and other charges payable by it under this Agreement.

5.2	Fee and Percentage Fee.

(a)	During the Term, the Owner will pay to the Operator in U.S. dollars, the aggregate of:

(i)	Fee of 8% of the Operator’s Costs, which shall include, but not be limited to, all Applicable Costs and Deductions set out in paragraphs 3.02(a)(b) and (c) of Schedule 3, but which shall exclude the Owner’s specific Applicable Costs and Deductions set out in paragraphs 3.02(d)(i) through (vii) of Schedule 3 (however, electricity may be added by Owner into Operator’s Applicable Costs and Deductions for purposes of this Fee of 8% within the first six months of the Term of this Agreement) by, payable monthly in arrears with final settlement of all costs within thirty days after the end of each calendar month; provided, however, that Operator may invoice Owner immediately upon receipt of any invoice for Costs associated with Operations and Owner agrees that the same will be paid to Operator within 15 days of the date of receipt of that invoice; and

(ii)	A Percentage Fee (Profit Share) equal to 20% of the Net Profits for the year as described in Schedule 3. The Percentage Fee will be payable (on a cumulative basis) in consecutive monthly instalments in arrears within 30 days after the end of each month, equal to the amount by which 20% of the Net Profits for the period from the beginning of the Year to the end of the immediately preceding month exceeds the amount of the instalments of Percentage Fee already paid for the same year. If this amount is a negative amount the Owner, at its discretion, can request the Operator to return funds equal to the negative amount, or carry that amount over into the next year.

(iii)	Bonus Based on the Price of Gold.If during the term of this Agreement the price of gold based on the Off Take Agreement between Owner and its lender shall exceed $900 per troy ounce then the Operator shall be entitled to an increase in the Custom Milling Fee of $2 per ton of ore processed to produce the ounces sold at or above $900 per ounce. By the same token, for every additional $50 per troy ounce that the price of gold reaches based on the Off Take Agreement between the Owner and its lender (the next trigger price being at or above $950 per troy ounce), then the Contractor shall be entitled to an additional increase in the Custom Milling Fee of $2 per ton of ore processed to be added to the previous $2 per ton increase for the first $50 increment.

(iv)	Cost Decrease Bonus.If during the Term of this Agreement, for any quarter, the Operator is able to reduce the cost-per-ton of ore processed below the currently projected cost-per-ton of $25, then the Operator shall be entitled to 18% of the amount saved over each ton processed in addition to any Percentage Fee to which the Operator is entitled for that calendar quarter, which Cost Decrease Bonus shall then be payable within 30 days of the end of any given calendar quarter.

(v)	Increase in Custom Milling Fee for Ore not in Stockpile on Ore Pads at the Jerritt Canyon Mill. If the ore is not located at the stockpile, the Operator will transport it to the crusher at a rate of $0.15 per ton mile, and this rate shall be added to the Custom Milling Fee per ton paid to the Operator. The actual cost of the foregoing shall form part of the Operating Costs and shall be reimbursable to Operator.

5.3	Reports. (a) The Operator will deliver to the Owner daily mill operating reports and daily assay reports in the form and detail required by the Owner from time to time;

(a)	The Operator will deliver within 15 days after the end of each month a report on the tons of ore processed each day, and a report on Applicable Deductions and Operator’s Costs for the month in the form and detail required by the Owner from time to time.

PART 6

RECORDS, BOOKS OF ACCOUNT AND AUDITS

6.1	Operator’s Records.

(a)	For the purpose of ascertaining the amount payable as the Percentage Fee and permitting verification by the Owner, the Operator will keep on the Premises, for a period of not less than three complete calendar years following the end of each Year:

(i)	original or duplicate books and records showing all information required to properly ascertain and verify assays, tons processed, Product produced, Operator’s Cost and Applicable Deductions, including other transactions on or from the Premises by the Operator and any other person conducting business on or from the Premises; and

(b)	The Owner and the Owner’s authorized representatives may examine the records of the Operator and all other persons conducting business on or from the Premises during business hours at the Premises or at the Operator’s principal office in Salt Lake City, Utah to check, ascertain, tabulate and verify Net Profits, but the foregoing will not unreasonably interfere with the conduct of the Operator’s business.

6.2	Audit of Operator’s Books by Owner.

(a)	In addition to its rights under paragraph 6.1, the Owner, and its employees or consultants, at all times during business hours may audit the books and records of the sales and other records of the Operator and all other persons conducting business on or from the Premises necessary to verify Net Profits; provided, however, that Owner shall give 48 hours notice of such an audit so that the Operator may have necessary personnel present.

(b)	A report on the audit made by the Owner’s auditor or other consultant from time to time will be final and binding upon all the parties to this Agreement. If the auditor reports that the Operator’s records and procedures were insufficient to permit an accurate determination of Net Profit in any period, or if the Operator was not complying with the provisions of this Agreement, the Operator will immediately take the necessary steps to remedy that default.

PART 7

OWNER’S RESPONSIBILITIES

7.1	Calculation of Fee. Within 30 days after the end of each month, based on the Operator’s records and its own records, the Owner shall calculate:

(a)	the Operator’s Costs;

(b)	the Fee;

(c)	the Applicable Deductions;

(d)	the Net Profits; and

(e)	the Percentage Fee;

(f)	Any bonuses that are applicable.

Then shall the Owner immediately pay the Fee, the Percentage Fee and any applicable bonuses to the Operator and provide a statement of the Fees and bonuses payable together with all calculations.

7.2	Owner’s Representatives. The Owner shall have the right, at its own cost, to have on site a designated representative (who may be an officer) present on the Premises at all times during Operations to observe Operations. The salary and expenses of the Owner’s Representative shall be paid by the Owner and shall form part of Applicable Deductions but not part of Operator’s Costs.

PART 8

USE OF PREMISES

8.1	Permitted Business. The Operator will use the Premises solely for the purpose of Operations and the Operator will not use the Premises or permit them to be used for any other purpose without the Owner’s prior written consent.

8.2	Conduct of Operations. The Operator will conduct Operations in accordance with generally accepted industry standards for comparable operations in a comparable operating environment.

8.3	Key Personnel of Operator. The Operator agrees that during the Term the Operator will employ Blane W. Wilson, Operator’s Chief Operating Officer, to spend the majority of his time, (which shall be defined as in excess of 75% of his time during the first 6 months of the Term of this Agreement and 60% of his time thereafter during the Term of this Agreement; provided, however, that Operator will always make Mr. Wilson reasonably available to the Jerritt Canyon operation in good faith, on a best efforts basis, to ensure the success, highest efficiency and proper functioning of the operation), managing the affairs of the Operator as they pertain to the management of the Custom Milling business and Operations on the Premises. The Operator represents that by entering into this Agreement it is not breaching a similar covenant binding it to another person.

8.4	Operations by Operator. The Operator agrees to provide to the Owner services associated with recommencing operations of, and operating, the Complex, including, but not limited to the Jerritt Canyon Milling Facilities (the “Mill”), in accordance with the time schedule agreed upon by the Owner and the Operator from time-to-time, and the budget agreed upon by the Owner and the Operator from time-to-time (the “Operations”). These services will include:

(a)	Planning and accompanying the Owner in all necessary discussions with, as well as assisting the Owner in obtaining all necessary permits, extensions of existing permits, licenses and authorizations from, the United States Forest Service, the Nevada Division of Environmental Protection, and other federal, state, and local agencies as necessary or appropriate.

(b)	Identifying and completing any necessary upgrades to, maintenance of, or repairs to the Mill or Complex, or any portion thereof, in accordance with industry standards, manufacturer’s recommendations and applicable regulations.

(c)	Hiring and retaining all necessary employees and supervisory personnel to operate the Mill in accordance with industry standards and the Mill’s specifications.

(d)	Operate the Mill to process ore from Newmont USA, Great Basin Gold, and other companies (including ore from the Owner that is on ore pads at the Mill at the time of the execution of this Agreement, and that it will produce when it recommences mining operations) in accordance with industry standards and applicable regulations.

(e)	Administer and account for the Mill’s operations, production, deliveries, and, if requested by the Owner, sales in accordance with industry standards and contractual regulations of which the Operator is actually aware.

(f)	Provide the Owner access to information necessary for its reporting obligations under Canadian securities laws and its contractual obligations as specifically requested by the Company during normal business hours and upon reasonable notice.

(g)	Keep the Mill and the equipment, machinery, inventory, and other assets contained therein free and clear from any liens and encumbrances resulting from the Operations except to the extent such encumbrances arise in the ordinary course of business without any fault of the Operator, are placed on the assets by the Owner, or which liens the Operator disputes in good faith.

8.5	Safe, Efficient and Business-Like Operations.

(a)	Without limiting the generality of its other obligations under this Agreement, the Operator will operate the Premises in a good, efficient and business-like manner and will be responsible for transporting ore from the stockpile to the crushers through the mill and for delivering Product to the vault and tailings to the tailings pond;

(b)	As part of Operations, the Operator shall deposit all tailings effluent to the tailings pond in accordance with applicable laws, permits, and regulations, will treat all effluent and manage all tailings pond discharges to meet applicable standards, all as part of Operations. The cost of the foregoing shall form part of Operating Costs.

PART 9

USE OF COMPLEX COMMON AREAS

9.1	Non-exclusive Use. The Operator and its officers, employees, customers and other invitees, in common with others designated by the Owner, or otherwise entitled, will have the non-exclusive license to use the Complex Common Areas for the purposes from time- to-time permitted or designated by the Owner, acting reasonably, but subject to the exclusive management and control of the Complex Common Areas by the Owner.

9.2	Management and Control by Owner. The Owner has the exclusive right to manage and control the Complex, and from time-to-time to establish, modify and enforce reasonable rules and regulations regarding the use, maintenance and operation of the Complex generally and more specifically with regard to environmental rules and regulations, and the Operator, its officers, employees, customers and other invitees will observe the rules and regulations in all respects.

PART 10

REPAIR

10.1	Operator’s Repair. The Operator will at its cost, which will form part of the Applicable Costs to be reimbursed by the Owner:

(a)	keep the Premises in good and substantial state of repair to the standards of first class premises, including all Leasehold Improvements and all furniture, equipment and other facilities (including, without limitation, wiring, piping, lighting and plumbing fixtures, operating equipment and those portions of the plumbing, sprinkler, heating, ventilating, air conditioning and humidity control systems) located on, in, under, above or which directly serve the Premises, including the structural elements of the Premises;

(b)	permit the Owner upon reasonable notice or at any time during an emergency or perceived emergency to enter and examine the state of maintenance and repair, and to perform at its cost such maintenance and repair as required by the Owner, according to notice in writing, and leave the Premises in a good and substantial state of repair as required above; and

(c)	if any part of the Complex, including, without limitation, structural elements thereof and any part of the Complex Common Areas becomes damaged or destroyed through the wilful act, negligence, or omission of the Operator or any of its officers, employees, customers or other invitees, reimburse the Owner for the cost of repairs or replacement promptly upon demand.

10.2	Termination in Event of Damage.

(a)	The Owner, by written notice to the Operator given within 60 days of the occurrence of damage to the Complex, may terminate this Agreement:

(i)	if the Complex is damaged by any cause and in the reasonable opinion of the Owner either cannot be repaired or rebuilt with reasonable diligence within 120 days after the occurrence of the damage or the cost of repairing or rebuilding it would exceed by more than $100,000 the proceeds of the Owner’s insurance available for that purpose; or

(ii)	if the Premises are damaged by any cause and the damage is such that the Premises or a substantial part of the Premises are rendered not reasonably capable of use by the Operator for the conduct of its business and in the reasonable opinion of the Owner cannot be repaired or rebuilt with reasonable diligence by six months before the end of the Term.

(b)	The Operator, by written notice to the Owner given within 60 days of the occurrence of the damage, may terminate this Agreement if the Premises are damaged by any cause and the damage is such that the Premises or a substantial part of the Premises are rendered not reasonably capable of use by the Operator for the conduct of its business and in the reasonable opinion of the Owner cannot be repaired or rebuilt with reasonable diligence by six months before the end of the Term.

(c)	If this Agreement is terminated under either 0 or (b) above, neither the Owner nor the Operator will be bound to repair and the Operator will deliver up possession of the Premises to the Owner with reasonable speed but in any event within 15 days after the giving of the notice of termination, and all Fees and bonuses will be apportioned and paid to the date on which possession is delivered up.

10.3	Certificate of Engineer. If the Building or any other part of the Complex is damaged and there is a dispute as to the length of time required to repair or rebuild the Building or other part of the Complex, or as to the cost of repairing or rebuilding the Building or other part of the Complex, or as to whether the Premises or a substantial part of the Premises are rendered not reasonably capable of use by the Operator for the conduct of its business or have once again become capable of such use, the dispute will be settled, at a cost to be included in Applicable Costs, by the Engineer and his certificate will be conclusive.

10.4	Diligence and Quality. All repairs to be done by either the Owner or the Operator will be commenced as soon as reasonably practicable and completed diligently and in a good and workmanlike manner.

10.5	Owner’s Approval.

(a)	Before commencing any repairs, replacements, maintenance, alteration, decoration or improvements set out above, or elsewhere referred to in this Agreement, which are reasonably estimated by the Operator to cost in excess of $10,000 the Operator will obtain the Owner’s written approval and will, if reasonably required by the Owner to do so, submit plans and specifications therefor.

(b)	The Operator will not in any event make any alterations to the structure of the Building or the structure of any other portion of the Complex or to exterior walls or the mechanized systems of the Building or any other portion of Complex or to the exterior appearance of the Building.

(c)	The Operator will supply the Owner with copies of all plans prepared for the Operator for any work done to the Premises.

(d)	To the extent the repairs to be made by the Operator are covered by the Operator’s insurance placed under paragraph 12.2, the assignment of those funds will be governed by the provisions of that paragraph

10.6	Owner’s Right to do Operator’s Repair. If the Operator refuses or neglects to repair properly as required under this Part and to the reasonable satisfaction of the Owner, the Owner may make such repairs without liability to the Operator (except for damages resulting from the Owner’s negligence and the negligence of other parties for whom the Owner is responsible in law) for any loss or damage that may accrue to the Operator’s merchandise, fixtures, or other property or to the Operator’s business by reason thereof, and upon completion thereof, the Operator will pay the Owner’s actual reasonable costs in the circumstances plus 8% of such costs, for making such repairs, immediately upon presentation of an invoice for such costs.

PART 11

UTILITIES AND SERVICES — PREMISES

11.1	Utility and Service Charges.

11.2	The Owner will, at its own cost, provide electricity to the Premises. The electric power bills shall be paid by the Owner, and shall form part of Applicable Deductions but not part of Operator’s Costs; provided, however, that electricity may be added by Owner, at its discretion, into Operator’s Applicable Costs within the first six months of the Term of this Agreement as set out in paragraph 5.2(a)(i) above.

(a)	The Operator will pay directly to the supplier, when due, all charges for water and for all utilities separately metered and invoiced for the Premises.

(b)	The Operator will pay when due all costs for all other utilities and services provided to the Premises, such as cleaning and janitorial service (if any), as part of Operator’s Cost.

11.2	Limitation of Liability. The Owner will not be liable to the Operator in damages or otherwise for an interruption or failure in the supply of electricity or utilities or services to the Premises, unless that interruption is directly attributable to a failure on the part of the Owner to pay Operating Cost invoices in a timely manner as specified in this Agreement, and the Owner will use diligent efforts to secure the re-supply of that utility or service.

PART 12

INSURANCE AND INDEMNITY

12.1	Owner's Insurance. The Owner will take out and keep in force:

(a)	all risks, property insurance on the Premises and comprehensive boiler and machinery insurance on the equipment contained therein and owned by the Owner (excluding any property required to be insured by the Operator), which insurance will be endorsed to cover the gross value of the Premises, all in such reasonable amounts and with reasonable deductibles as determined by the Owner, having regard to the size, age and location of the Premises;

(b)	insurance against loss or damage of ore in the mill process and of Product on the Premises; and (c) such other form or forms of insurance as the Owner or any lender reasonably considers advisable.

        In spite of any contribution by the Operator to the cost of the Owner’s insurance and the Owner’s covenants under paragraph 12.1, the Operator is not relieved of any liability arising from or contributed to by its acts, fault, negligence or omissions and no insurable interest is conferred on the Operator under any policies of insurance carried by the Owner nor does the Operator have a right to receive any proceeds thereunder.

12.2	Operator’s Insurance. The Operator, at its expense, which expense will be considered part of Operator’s Costs, will maintain, throughout the Term and any period when it is in possession of all or any portion of the Premises, the insurance (“Insurance”), which shall be any reasonable insurance that is required by the Owner within the first fifteen (15) days after the signing of this Agreement, to adequately cover any exposure that may exist in the Owner’s estimation.

        The Insurance may contain the following:

(a)	commercial general liability insurance concerning the Premises and the business conducted by the Operator and any other persons in or from the Premises;

(b)	Workers’ Compensation Insurance to cover the Operator’s employees;

(c)	any other form of insurance and with whatever higher limits that the Owner or any lender reasonably requires from time-to-time.

12.3	No Alienation of Proceeds. Except as provided in this Agreement, the Operator will not assign or otherwise alienate any proceeds of Insurance.

12.4	Operator’s Contractor’s Insurance. The Operator will require any contractor performing work on the Premises to carry and maintain, at no expense to the Owner, comprehensive general liability insurance and other insurance in amounts and on terms reasonably determined by the Owner and provide the Owner with satisfactory proof of that insurance from time to time.

12.5	Acts Conflict With or Increase Insurance.

(a)	The Operator will not do, or omit to do, anything, or keep, use, sell or offer for sale on or from the Premises anything that may contravene any of the Owner’s policies of insurance relating to the Premises, or which will prevent the Owner from procuring policies of insurance with companies acceptable to the Owner. The Operator will pay all increases in premiums for any insurance carried by the Owner insuring any part of the Complex, resulting from anything done or omitted to be done on the Premises, whether or not the Owner has consented to them. In determining whether increased premiums result from any of those causes, a schedule issued by the organization making the insurance rate on the Premises showing the various components of the rate will be conclusive evidence of the several items and charges which make up the insurance rates relating to the Complex and the Premises.

(b)	If the use or occupancy of the Premises causes an increase of premium for any of the policies insuring the Premises or any part of the Complex above the rate applicable for the least hazardous type of use or occupancy legally permitted in the Premises, the Operator will pay the amount of the increase. The Operator will also pay in that event any additional premium for rental income insurance carried by the Owner for its protection against rent loss through an insured risk. Bills for the increases and additional payments may be rendered by the Owner to the Operator when the Owner elects, and will be payable by the Operator when rendered.

(c)	The Operator will not do or permit to be done, or omit to do or permit another person to omit to be done, any act which may render void or voidable, or which may conflict with, the requirements of any policy or policies of insurance relative to the Premises or the Complex, including any regulations of fire insurance underwriters applicable to such policy or policies.

12.6	Operator’s Property at its Risk. All property of the Operator kept or stored in the Premises is at the risk of the Operator, but should be covered by the reasonable Insurance referred to in paragraph 11.2 above.

12.7	Indemnification.

(a)	Each party shall indemnify the other party, its directors, officers, employees, agents and attorneys, or affiliates (collectively “Indemnified Participant”) from and against the entire amount of any Material Loss. A “Material Loss” shall mean all costs, expenses, damages or liabilities, including attorneys’ fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by a party (“Indemnifying Participant”) of any representation, warranty or covenant contained in this Agreement. A Material Loss shall not be deemed to have occurred until, in the aggregate, an Indemnified Participant incurs losses, costs, damages or liabilities in excess of $50,000 relating to breaches of warranties, representations and covenants contained in this Agreement.

(b)	In particular, the Owner agrees that the Operator is an independent contractor in all regards and does not acquire by this Agreement any other status, such as, but not limited to, part-owner, partner, joint venture partner, responsible party, or any other status other than independent contractor with respect to any liability or responsibility resulting from any environmental considerations such as, but not limited to, air, water and ground pollution or contamination; hazardous materials handling; or other similar issues, that were pre-existing conditions prior to this Agreement, and the Owner does hereby specifically indemnify and hold the Contractor harmless for any such pre-existing liabilities or responsibilities. However, the Operator agrees to be liable and responsible for any of its acts or negligence attributable to the Operator resulting from any environmental considerations, or other matters, with respect to the Operations contemplated in this Agreement, and further agrees to indemnify and hold the Owner harmless for any such acts or negligence on the Operator’s part.

(c)	If any claim or demand is asserted against an Indemnified Participant in respect of which such Indemnified Participant may be entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given to the Indemnifying Participant. The Indemnifying Participant shall have the right, but not the obligation, by notifying the Indemnified Participant within 30 days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Participant to participate, at the Indemnified Participant’s expense and with counsel of the Indemnified Participant’s choice), the defense, compromise, or settlement of the matter, including, at the Indemnifying Participant’s expense, employment of counsel of the Indemnifying Participant’s choice. Any damages to the assets or business of the Indemnified Participant caused by a failure by the Indemnifying Participant to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Participant, after the Indemnifying Participant has given notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Participant shall be obligated to indemnify the Indemnified Participant. Any settlement or compromise of a matter by the Indemnifying Participant shall include a full release of claims against the Indemnified Participant, which has arisen out of the indemnified claim or demand.

PART 13

ASSIGNMENT AND SUBCONTRACTING

13.1	Owner’s Consent. The Operator will not assign, mortgage, charge or encumber this Agreement, in whole or in part, subcontract all or any part of Operations, or enter into any other agreement regarding all or any part of the Premises or permit them to be used by any other person (collectively “Transfer”), without the prior written consent of the Owner, which consent may be unreasonably withheld or delayed. Any Transfer made in violation of this Part 13 will be void.

13.2	Corporate Ownership.

(a)	If after the date of execution of this Agreement shares either of the Operator or of an Affiliate of the Operator which Controls the Operator are transferred or disposed of by operation of law or otherwise, or issued or redeemed, so as to result in a change in the Control of the Operator from the person or persons holding Control on the date of execution of this Agreement or if other steps are taken to accomplish a change of Control, the Operator will promptly notify the Owner in writing of the change, which will be considered to be an assignment of this Agreement to which this Part 13 applies; and whether or not the Operator notifies the Owner, the Owner may terminate this Agreement within 60 days after the Owner becomes aware of the change unless the Owner previously had consented to the change. Any subsequent of change of Control will similarly be subject to the prior written consent of the Owner. The Operator will make available to the Owner or its lawful representative all corporate books and records of the Operator and of any Affiliate of the Operator for inspection at all reasonable times, to ascertain to the extent possible whether there has been a change in Control.

(b)	Paragraph 12.2(a) immediately above will not apply to the Operator if:

(i)	the Operator is a public corporation whose shares are listed for sale on a recognized stock exchange, or on the Over-the-Counter Bulletin Board, in United States; or

(ii)	the Operator is a private corporation which is Controlled by a public corporation as defined in paragraph (i); so long as in each of the foregoing provisions there continues to be a continuity of management policies and practices of the Operator, in spite of any such change in Control.

13.3	Time to Complete Transfer. If the Owner consents to a Transfer, the Operator will have a period of 60 days thereafter to complete the Transfer, and failing which, the Owner’s consent, at the Owner’s option, will be null and void.

13.4	Remedy of the Operator. The Owner will have no liability in connection with any claims of any kind by the Operator or others as a result of the Owner’s withholding or delay of consent to any Transfer and the Operator’s (or any other person’s) only remedy in respect of the Owner’s withholding or delay of consent will be to bring an application for a declaration that such transaction should be allowed.

13.5	Assignment by Owner. If the Owner sells or otherwise transfers an interest in this Agreement, in whole or in part, to any unaffiliated party, to the extent that the buyer or other party is responsible for compliance with the obligations of the Owner under this Agreement, the Owner without further written agreement will be released from all of its obligations in this Agreement.

13.6	Sale by Owner. If the Owner sells or otherwise transfers its interest in the Complex or the Lands, or both, to an unaffiliated party, then the Owner may without further written agreement be released from all of its obligations in this Agreement subsequent to paying to the Operator a pro rata fee equal to the remaining number of years in the Term, excluding any possible extensions, multiplied by $3 million if during the first two years of the Term of this Agreement, $2 million if during the next two years of the Term of this Agreement, or $1.5 million if during the final year of the Term of this Agreement, and by settling any and all costs that the Operator may incur as a result of the termination, including, but not limited to, all severance costs for Operator’s personnel associated with the Operation reasonably required by law or contract .

PART 14

WASTE, GOVERNMENTAL AND ENVIRONMENTAL REGULATIONS

14.1	Governmental, Insurance Underwriters’ and Environmental Regulations. This Part 14, and this Agreement in general, take into account that the Owner is under certain existing permitting requirements, licenses, authorizations, sanctions and orders from the United States Forest Service, the Nevada Division of Environmental Protection, and other federal, state and local agencies. All mention of Hazardous Substances, pollutants, contaminants and other potentially harmful chemicals or substances, made in this Part 14, and in this Agreement in general, is understood in light of the operating history of the Jerritt Canyon Milling Facilities and the surrounding mines within the Complex, and the parties agree that no liability for that previous history may be attributed to the Operator. In addition, the parties acknowledge that the Operator is an independent contractor to the Owner and as such does not incur general or specific liability for the activities that would generally be considered the Industry Standard for a mill with the characteristics of the Jerritt Canyon Milling Facilities.

(a)	The Operator, at the Operator’s cost, which costs will be attributable to Operator’s Costs, will comply with and cause all those under its control to comply with the applicable requirements of all municipal, state, federal and other governmental authorities now in force or which may hereafter be in force, including without limitation, all laws and regulations pertaining to the use, possession, control, discharge, removal, disposal and abatement of Hazardous Substances and all other laws and regulations pertaining to the Operator’s occupancy or use of the Premises and will observe in any occupancy and use of the Premises all municipal by-laws and state and federal statutes and regulations now in force or which may hereafter be in force, and will comply with all regulations or orders made by fire insurance underwriters or by authorities having jurisdiction. The provisions of this paragraph 14.1(a) will survive the expiration or earlier termination of this Agreement.

(b)	The Owner may enter the Premises at any time or times, with as little interference to the conduct of the Operator’s business as is reasonably possible, to enable the Owner to inspect the Premises and to comply with or cause the Operator to comply with any municipal by-law or state statute now or in the future applicable to the Premises whether or not the application of the by-law or statute to the Premises results from an act or omission of the Owner or any other person.

(c)	If the Operator has knowledge, or has reasonable cause to believe that any Hazardous Substance, other than those already known and permitted on the Complex, has come to be located on, under or about the Premises, the Operator will, upon discovery of the presence or suspected presence of Hazardous Substance, give written notice of that condition to the Owner. Failure to provide written notice within a reasonable time will be a default, permitting the Owner to require that the Operator cure said default as expeditiously as possible, but in any event within thirty days.

(d)	If the Owner, in its sole discretion, believes that the Premises or the environment have become contaminated with any Hazardous Substance, other than those already known and permitted, the Owner, in addition to its other rights under this Agreement, may enter upon the Premises and obtain samples from the Premises and under the Premises, for the purpose of analysing the same to determine whether and to what extent the Premises or the environment have become so contaminated.

(e)	Without limiting the above, the Operator will indemnify and save harmless the Owner and its directors, officers and agents from and against any and all claims, losses, liabilities, damages, costs and expenses, including without limitation, legal fees, arising out of or in any way connected with the use, manufacture, transportation storage, emission or disposal of Hazardous Substances, other than those already known and permitted, by the Operator, its agents or contractors, or any others under the control of the Operator, on, under or about the Premises or elsewhere in the Complex including, without limitation, the cost of any required or necessary repair, remediation or detoxification and the preparation of any closure or other required plans in connection with this Agreement. The indemnity obligations of the Operator under this paragraph will survive any termination of this Agreement.

PART 15

ACCEPTANCE OF PREMISES

15.1	Acceptance of Premises. The Operator hereby accepts the Premises, “as is”, in their then existing condition. The Owner will not have any further obligation to the Operator for defects or faults other than:

(a)	latent defects in the Premises which cannot be discovered on a reasonable examination;

(b)	faults in structural elements relating to the Premises not caused by the Operator’s act or negligence; and

(c)	those environmental defects that are known and permitted.

        If a dispute occurs as to whether or not a defect or fault exists, the decision of the Engineer or other independent professional advisor appointed mutual agreement between the Owner and the Operator will be final and binding upon both parties.

15.2	No Representation. The Operator acknowledges that there is no promise, representation, warranty, or undertaking by, or binding upon, the Owner concerning the condition or layout of, or the alterations, remodelling, decoration or installation of improvements, equipment or fixtures in the Premises or of the Complex, except as expressly contained in this Agreement, and which has been agreed to and acknowledged with the Nevada Division of Environmental Protection, and the taking of occupancy, subject always to the provisions of paragraph 15.1, is conclusive evidence as against the Operator that any representations by the Owner have been satisfied. Without limitation, the Operator acknowledges that the Complex may not conform to the plan depicted in Schedule 2.

PART 16

IMPROVEMENTS AND TRADE FIXTURES

16.1	Mill Process. The Operator shall not conduct any repairs to the Premises of a capital nature or alter the mill process without the prior written consent of the Owner, such consent not to be unreasonably withheld. Any request for consent shall be in writing and contain the detail and information the Owner requires, unless waived by the Owner’s Representative.

16.2	Title on Abandonment. Without limiting any other rights of the Owner under this paragraph Part 16, should the Operator abandon the Premises or should this Agreement be terminated before the proper expiration of the Term due to a default on the part of the Operator that has not been cured upon proper and reasonable notice, and the allowance of a reasonable time to cure, then, as of the moment of default by the Operator, all furnishings and furniture of the Operator (whether or not attached in any manner to the Premises) will become and be considered to be the property of the Owner without indemnity to the Operator and as additional liquidated damages in respect of such default but without prejudice to any other right or remedy of the Owner.

16.3	Operator to Discharge All Liens. The Operator will promptly pay all its contractors, subcontractors and materialmen and do all things necessary to ensure that no lien is claimed against the Premises or the Land or any other part of the Complex or the Land and should a claim of lien be filed, the Operator will cause it to be discharged or vacated at the Operator’s expense, which expense shall be attributable as an Operator’s Cost, within seven days after it is brought to the attention of the Operator or provide adequate security for it to the extent approved by the Owner. The Owner may, but it is not obligated to discharge the lien by paying the amount claimed to be due into court, or by any other means available to the Owner, and the amount paid, plus all costs, including without limitation, professional and legal fees incurred by or on behalf of the Owner concerning the lien, plus any damages suffered by the Owner as a result of the filing of the lien will be forthwith paid, on demand, by the Operator.

PART 17

DEFAULT OF OPERATOR

17.1	Operator’s Default. If:

(a)	the Operator ceases to carry on Operations for a period of seven or more consecutive days or 15 days in any month, without sufficient justification for such cessation;

(b)	the Operator fails to observe or perform any of its other obligations under this Agreement and the Operator has not, within seven days after notice from the Owner specifying the default, cured the default or, if the cure reasonably requires a longer period, if the Operator has not commenced to cure the default within the seven-day period and thereafter does not diligently pursue the cure of such default;

(c)	the Operator or an agent of the Operator falsifies a report required to be furnished to the Owner under this Agreement, unless such a falsification is not known, or could not have been reasonably ascertained, by the Operator; or the Owner, in addition to any other right or remedy, may do any or all of the following:

(d)	Upon reasonable notice, re-enter and remove all persons and property from the Premises and the property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of the Operator, without the Owner being guilty of trespass;

(e)	terminate this Agreement and all of the Operator’s rights under it; and 17.2 Bankruptcy or Insolvency of Operator. (a) If:

(i)	any of the goods and chattels of the Operator on the Premises at any time during the Term are seized or taken in execution or attachment by a creditor of the Operator or the Operator receives a notice from one or more of its secured creditors that the creditor(s) intend to realize on security located at or upon the Premises;

(ii)	the Operator makes an assignment for the benefit of creditors or any arrangement or compromise, or a bulk sale from the Premises other than a bulk sale to an assignee or sublessee under an assignment or subAgreement which under Part 13 was consented to;

(iii)	a receiver-manager is appointed to control the conduct of the business of the Operator on or from the Premises;

(iv)	the Operator becomes bankrupt or insolvent or takes the benefit of any law now or hereafter in force for bankrupt or insolvent debtors or files any proposal or a notice of intention to file a proposal;

(v)	proceedings are instituted by the Operator or any other person for an order for the winding-up of the Operator, or other termination of the corporate existence of the Operator;

(vi)	without the written consent of the Owner, the Premises become and remain vacant for a period of 10 days except as necessitated for the completion of repairs or are used by any persons other than those entitled to use them under the terms of this Agreement;

(vii)	without the written consent of the Owner, the Operator abandons or attempts to abandon the Premises or sells or disposes of its goods or chattels or removes any of them from the Premises; or

(viii)	any of the Operator’s assets on the Premises are taken under a writ of execution, charge, debenture or other security instrument;

then the Owner may re-enter and take possession of the Premises as though the Operator or any other occupant of the Premises was holding over after the expiration of the Term and this Agreement may, at its option be immediately terminated by notice served upon the Operator at its principal business address for such notices set out herein.

(b)	The Operator will immediately notify the Owner if it receives from any of its secured creditors a bankruptcy notice or any legislation in amendment or substitution therefor, advising the Operator that the secured creditor intends to realize upon its security located on the Premises.

(c)	Unless the Owner expressly consents thereto, which the Owner is not obliged to do, the Operator will not exercise any right to repudiate the Agreement under the terms of a proposal filed under bankruptcy law or any legislation in amendment or substitution therefor.

17.3	Owner may Perform Operator’s Obligations. If the Operator fails to perform an obligation of the Operator under this Agreement the Owner may perform the obligation and for that purpose may enter on the Premises without notice and do anything in respect of the Premises that the Owner considers necessary to cure the default, the cost of which may be set-off against the Fee.

17.4	Damages. If the Owner terminates this Agreement for any breach, then, in addition to other remedies, it may recover from the Operator all damages it incurs by reason of the breach including, without limitation, the cost of recovering the Premises, professional and other legal fees.,

PART 18

REMEDIES OF OWNER AND OPERATOR AND WAIVER

18.1	Remedies Cumulative. No exercise of a specific right or remedy by either the Owner or by the Operator precludes either from, or prejudices either in, exercising another right or pursuing another remedy or maintaining an action to which either may otherwise be entitled either at law or in equity.

18.2	No Waiver. The waiver by the Owner or the Operator of a breach of an obligation in this Agreement will not be considered to be a waiver of a subsequent breach of that obligation or another obligation. No obligation in this Agreement will be considered to have been waived by the Owner or by the Operator unless the waiver is in writing signed by the Owner or by the Operator, as the case may be.

18.3	Injunctive Relief. If the Owner or the Operator breaches or threatens to breach any of the terms of this Agreement, the either party will have the right to injunctive relief, as if no other remedies were provided for in this Agreement.

PART 19

ACCESS BY OWNER

19.1	Right of Entry. The Owner and its agents may enter the Premises at all reasonable times to examine them.

PART 20

OWNER’S COVENANTS AND OBLIGATIONS

20.1	Taxes. Subject to Part 5, the Owner will pay all real property taxes (including local improvement rates) that may be assessed by a lawful authority against the Complex and the Land or either of them.

20.2	Quiet Enjoyment. Subject to the observance and performance by the Operator of all of its obligations under this Agreement, the Operator may use and possess the Premises, in accordance with the provisions of this Agreement, for the Term, without interference by the Owner, or any other party claiming by, through or under the Owner, except as otherwise provided in this Agreement.

20.3	Loan from the Owner to the Operator. Not later than five calendar days after the time the Owner or its parent corporation successfully receives sufficient funding to enable the Owner to make a positive production decision regarding the Jerritt Canyon Milling Facilities, the amount of $500,000 will be loaned to the Operator to be repaid by the Operator pursuant to the promissory note attached hereto as Schedule 5.

PART 21

DISPUTE RESOLUTION.

21.1	Mechanism for Resolving Disputes Under this Agreement. All disputes arising under or in connection with this Agreement that cannot be resolved by agreement among the Participants shall be submitted for mediation. Senior officers of each of the parties shall meet in person for no less than two hours to discuss in good faith a resolution of such dispute, controversy or claim within 15 days of a request by the other party. The parties agree that if the senior officers of the parties are unable to resolve any disagreement or dispute arising hereunder, either party may submit the Dispute to JAMS, Inc. (www.jamsadr.com and 949-224-1810, “JAMS”) in Reno, Nevada, or its successor, for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS’ panel of neutrals, and in scheduling the mediation proceedings promptly, not later than 20 days after such request for mediation. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. The mediation may continue after the commencement of arbitration if the parties so desire. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case. The provisions of this Clause may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.

PART 22

GUARANTY BY QUEENSTAKE RESOURCES, LTD.

22.1	Queenstake Resources, Ltd.‘s Guaranty. Queenstake Resources, Ltd. is the parent corporation of Queenstake Resources USA, Ltd., the Owner, and as such is providing the Operator a Guaranty of Owner’s performance of all of the terms and conditions of this Agreement. That Guaranty is attached to this Agreement as Schedule 6, Guaranty Agreement.

PART 23

MISCELLANEOUS

23.1	No Partnership. The Owner does not in any way or for any purpose become a partner of, or joint venturer or a member of a joint enterprise with, the Operator.

23.2	Unavoidable Delay.

(a)	If the performance of any act required under this Agreement to be performed by a party hereto is affected by Unavoidable Delay then:

(i)	if the act is to be performed on or at a specified day or time then the day or time for performance will be extended to a day or time after the Unavoidable Delay ceases which is reasonable having regard to the nature of both the act and the Unavoidable Delay; or

(ii)	if the act is to be performed within a specified period of time that period will be extended from the time the Unavoidable Delay ceases to affect the performance for a period equal to the amount of that specified period which occurred during the period of Unavoidable Delay.

(b)	The party obligated to do or perform such act or thing will not be considered to have committed a default until the expiration of such time as so extended.

(c)	Each party will when so delayed promptly notify the other of the occurrence of the Unavoidable Delay with an estimate of its expected duration.

23.3	Partial Invalidity. If a term, covenant or condition of this Agreement or the application thereof to any person or circumstances is held to any extent invalid or unenforceable, the remainder of this Agreement or the application of the term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable will not be affected.

23.4	Joint and Several Liability If two or more individuals, corporations, partnerships or other business associations compose the Operator, Owner or the Indemnifier, if any, the liability of each individual, corporation, partnership or other business association to pay damages and perform all other obligations of the Operator or Owner under this Agreement is joint and several. If the Operator, Owner or the Indemnifier, if any, is a partnership or other business association the members of which are by virtue of statute or general law subject to personal liability, the liability of each member is joint and several.

23.5	Registration. The Operator will not register this Agreement and the Owner is not obliged to deliver this Agreement in registrable form. If the Owner requires this Agreement to be registered, the Operator will at its sole cost and expense, which expense will be attributable as an Operator’s Cost, immediately attend to the registration of the Agreement.

23.6	Attorneys’ Fees. If any action at law, in equity or for arbitration is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to that party’s reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

23.7	Notice.

(a)	Any notice or other communication required or permitted to be given under this Agreement will be in writing unless otherwise specified and will be considered to have been given if delivered by hand, transmitted by facsimile transmission or mailed by prepaid registered post, to the address or facsimile transmission number of the party set out below:

(i)	if to the Owner:

Queenstake Resources, Ltd. #490 688 West Hastings Street, Vancouver BC V6B 1P1 Attention: Graham C. Dickson Fax No: 604 688 9426

(ii)	if to the Operator:

Golden Eagle International Inc. 9661 S. 700 E. Salt Lake City, Utah 84070 Attention: Terry C. Turner Fax No: 801 619 1747

or to such other address or facsimile transmission number as a party may specify by notice given as set out above.

(b)	Notice or other communication will be considered to have been received:

(i)	if delivered by hand during business hours, upon receipt by a responsible representative of the receiver, and if not delivered during business hours, upon the commencement of business on the next business day;

(ii)	if sent by facsimile transmission during business hours, upon the sender receiving confirmation of the transmission, and if not sent during business hours, upon the commencement of business on the next business day; and

(iii)	if mailed by prepaid registered post in Canada, upon the fifth business day following posting, except that, in the case of a disruption or an impending or threatened disruption in the postal service, every notice or communication will be delivered by hand or sent by facsimile transmission.

(c)	In this Agreement, whenever a notice provision refers to “days”, it will be considered to refer to “business days” and “business day” or “business days” will mean a day or days which are not a Saturday or defined as a “holiday.”

23.8	No Modification. No representations, understandings or agreements have been made or relied upon in the making of this Agreement other than those specifically set out in this Agreement. This Agreement may only be modified in writing signed by the party against whom the modification is enforceable.

23.9	Successors and Assigns. This Agreement binds and benefits the parties and their respective heirs, executors, administrators, successors and assigns. No rights, however, benefit an assignee of the Operator unless under Part 13 the assignment was consented to by the Owner.

23.10	Number and Gender. The necessary grammatical changes required to make the provisions of this Agreement apply in the plural sense where the Operator comprises more than one entity and to corporations, associations, partnerships, or individuals, males or females, in all cases will be assumed as though in each case fully expressed.

23.11	Headings and Captions. The table of contents, part numbers, part headings, paragraph numbers and paragraph headings are inserted for convenience of reference only and are not to be considered when interpreting this Agreement.

23.12	Obligations as Covenants. Each obligation of the Owner or the Operator in this Agreement, even though not expressed as a covenant, is considered to be a covenant for all purposes.

23.13	Expropriation. If at any time during the Term all or any part of the Premises is acquired or expropriated by any expropriating authority, then the Owner may, at its option, terminate this Agreement as of the date of such expropriation and the Operator will have no claim against the Owner for damages or for any reason whatsoever

23.14	Entire Agreement. This Agreement contains all the representations, warranties, covenants, agreements, conditions and understandings between the Owner and the Operator concerning the Premises or the subject matter of this Agreement.

23.15	Time is of the Essence. Time will be of the essence.

23.16	Governing Law. This Agreement will be interpreted under and is governed by the laws of Nevada

TO EVIDENCE THEIR AGREEMENT each of the parties has executed this Agreement on this 14th day of October, 2008.

QUEENSTAKE RESOURCES USA, INC. By: /s/ Graham C. Dickson —————————————— Graham C. Dickson, President & CEO

GOLDEN EAGLE INTERNATIONAL, INC By: /s/ Terry C. Turner —————————————— Terry C. Turner, President & CEO

SCHEDULE 1

PLAN OF PREMISES

Jerritt Canyon, Nevada

Jerritt Canyon
Elko
NEVADA

10 miles
Mill and Administration
Murray
Steer
SSX
Smith
15 miles
Starvation Canyon Project
Property area approximately
119 sq mi or 3x size of Manhattan
226
225

225
Tuscarora
226
80
Carlin
Elko

SCHEDULE 2

SITE PLAN OF THE COMPLEX

SCHEDULE 3

NET PROFITS

INTERPRETATION

1.01 Definitions

For the purposes of this Schedule 3, unless the context otherwise requires, the following words and phrases shall have the following respective meanings:

“Agreed Accounting Reserve” means such accounting reserves established by the Operator to meet special or unique circumstances relating to the Operations as Owner and Operator may agree.

“Assets” includes any supplies, tools, equipment, machinery, plant, buildings, improvements, appliances, and/or ancillary facilities and development acquired to carry out the Operations, the cost of which has been in whole or in part deducted or included for deduction in determining Net Profit hereunder.

“Applicable Costs and Deductions” means the aggregate amount of costs and deductions available hereunder and determined in accordance with the provisions hereof for deduction against Gross Revenues for the purpose of determining Net Profit, and calculated as the Fee as set out in paragraph 5.2(a)(i) in the Mill Operating Agreement, to the extent that the same have not been deducted or recouped under any agreement with Owner or an Affiliated Party of Owner until deducted in full, all as contemplated in this Schedule.

“Determination Period” means that portion of a Fiscal Year..

“Fair Value Amount” has the meaning given in section 9.02.

“Good Mining Practices” means mineral processing, environmental, financial, and other practices which meet the standard of best industry practices in comparable circumstances and operating environments.

“Gross Revenues” means the aggregate of:

(a)	revenues received by the Operator from Operations;

(b)	revenues received by the Operator from the disposition of any Asset; and

(c)	those values, revenues, proceeds, money, payments, income and benefits considered or determined by this Schedule to have been received by the Operator or required by this Schedule to be included in the determination of Gross Revenues;

all as herein contemplated.

“Net Profit” shall be calculated for each Fiscal Year and means the aggregate Gross Revenues for such Fiscal Year less, to the extent permitted hereunder, Applicable Deductions.

“Non-arm’s Length Person” means an Affiliated Party of the Operator or any other person, including a contractor, who does not act in his own separate interest or on an arm’s length basis with the Operator or any Affiliated Party of the Operator, whether or not such other person might otherwise be considered to be at arm’s length with the Operator.

“Non-arm’s Length Transaction” has the meaning given in section 9.01.

“Operations” means mineral processing, assaying, laboratory and metallurgical work, and any other activity to produce Product carried out by or for the Operator in accordance with the Agreement.

“Product” means gold doré bars produced from the Premises and delivered to the vault at the Premises.

“Yearend” means the end of a Fiscal Year.

1.02 Terms Defined In Operating Agreement Applicable

Those terms defined in the Operating Agreement shall have the same meanings herein as in the Operating Agreement, save only as may be otherwise provided in this Schedule or required by the context in which such defined term is used in this Schedule.

1.03 Schedule Prevails in Conflict

In the event of conflict or inconsistency between any of the provisions of this Schedule and the Operating Agreement, the provisions of this Schedule shall prevail in that order of priority insofar as the determination or payment of the Percentage Fee is concerned.

1.04 Accounting/Financial Practices Applicable

To the extent that such practices are not inconsistent with the provisions of this Schedule and the Operating Agreement, all calculations and computations shall be applied consistently and in accordance with U.S. accounting and financial practices in the mining industry.

2. GROSS REVENUES

2.01 Applicability of Article

The provisions of this Article are not all-inclusive with respect to the determination of Gross Revenues and shall not limit or be construed to limit the applicability of the other provisions of this Schedule.

2.02 Gross Revenues

Without limiting the generality of the definition of “Gross Revenues” contained herein, the following shall be included as Gross Revenues:

(a)	the sum of Thirty-Eight ($38.00) per dry ton for the Owner’s ore processed on the Premises and converted into and delivered to the Owner as Product;

(b)	the amount per ton agreed to by the Owner and the Operator as a Custom Milling Fee chargeable to any other person or entity in connection with custom milling of other ore;

(c)	any proceeds or financial benefit received or considered to be received as required herein; and

(d)	such other proceeds, money, payments, revenues, income or benefits as are contemplated to be included as Gross Revenues in this Schedule, and in paragraph 5.2(a)(i) through (v) of the Mill Operating Agreement.

3.    APPLICABLE COSTS AND DEDUCTIONS

3.01 Applicability of Article

The provisions of this Article are not all-inclusive with respect to the determination of Applicable Costs and Deductions and shall not limit or be construed to limit the applicability of the other provisions of this Schedule.

3.02 Applicable Costs and Deductions

The following shall be deductible as Applicable Costs and Deductions:

(a)	all reasonable direct operating costs paid by the Operator in carrying out Operations during the Term;

(b)	an amount to depreciate capital costs paid by the Owner during the Term for the purpose of sustaining or replacing any Assets reasonably required to carry on the Operations at an annual rate that will depreciate the capital over the expected life of the Asset, but in no case longer than 10 years;

(c)	all insurance costs incurred by the Operator regarding Operations during the Term, and particularly those insurance costs referred to in paragraph 12.2 of the Agreement.

(d)	The following costs incurred by the Owner in relation to the Premises and/or Operations:

(i)	electricity;

(ii)	premiums for property insurance in relation to the Premises;

(iii)	premiums for Product insurance;

(iv)	environmental labour;

(v)	security labour;

(vi)	property taxes;

(vii)	the cost of maintaining an Owner’s representative on the Premises at all time;

(e)	Operator’s 8% Fee described in paragraph 5.2(a)(i) of the Mill Operating Agreement.

3.03 No Amortization or Other Non-Cash Item

Except as provided in section 3.02, no allowance or deduction will be made or permitted hereunder as Applicable Deductions for any amortization, depreciation or other indirect or non-cash item.

3.04 Expenditures Not Allowed

No deductions shall be made or provided for hereunder as Applicable Deductions for any expenditures, costs, losses or payments made or incurred:

(a)	that are of a general corporate nature or to the extent that they are not directly related to the carrying out of Operations,

(b)	that are not directly related to carrying out Operations including, without limitation, and any costs related to visits to the Premises for informational, promotional or other similar purposes not involving the direct performance of Operations;

(c)	with respect to arranging for, obtaining or maintaining of any funding or financing related to carrying out Operations, including, without limitation, any interest on any debt of any nature or kind (including, without limitation, interest on any overdraft, loan, credit facility, mortgage, charge, advance, capital Operating Agreement, debenture or bond), finder’s or other fee, bonus, or repayment;

(d)	with respect to income tax or any tax, assessment or levy determined with respect to the acquisition or use of any Asset that is able to be recouped by the payee, directly or indirectly;

(e)	with respect to any salary, bonuses, payments, reimbursements or fringe benefits paid or payable to any employee carrying out Operations hereunder which are excessive and inconsistent with Good Mining Practices; or

(f)	with respect to the purchase of Assets, materials or supplies to replace similar items lost, damaged or destroyed by an event not in the ordinary course of operations or business, or from normal wear and tear, not covered by insurance.

3.05 Applicable Deductions “Pool” Not Individual

It is further acknowledged that the Applicable Deductions are a single “pool” established solely for the determination of the Net Profits.

3.06 Complete Records; Substantiation of Claimed Deductions

The Operator shall be responsible for maintaining full and accurate books and accounts relating to all information required to substantiate the calculation of Net Profit, and if Applicable Deductions relating to any part of the Operations (including, without limitation, charges by or expenses incurred by a contractor) are in question the Operator shall deliver to Owner such details as Owner may reasonably consider necessary or appropriate to substantiate the same or withdraw the same from claimed Applicable Deductions.

4. NET PROFIT

4.01 Quantum of Net Profit

The Percentage Fee shall be equal to twenty percent (20%) of the Net Profit derived from the Operations as determined in accordance with the provisions of this Schedule.

5. DETERMINATION AND PAYMENT OF ROYALTY

5.01 Determination of Payments

Commencing with the quarter of the Fiscal Year in which the Operator commences commercial production from the Production Operating Agreement, the amount of Net Profit shall be calculated and reported quarterly by the Operator as at the end of each quarter for the period commencing at the beginning of the relevant Fiscal Year and ending at the end of such quarter (the “Determination Period). This amount will be reconciled with the monthly payments made to that date.

5.05 Dispute of Payment

(a)	Any payment of the Percentage Fee and/or the determination thereof, including amounts determined under commingling or use of Asset procedures, may, in whole or in part, be disputed by Operator delivering to the Owner a notice accordingly within thirty (30) days after the date of receipt of the audited financial statements for such Fiscal Year referred to in section 5. Such notice shall set forth a summary of the dispute.

(b)	If a dispute referred to in paragraph (a) cannot be resolved between the Operator and Owner within thirty (30) days after receipt of said notice, it shall be submitted to and finally decided by arbitration pursuant to the Operating Agreement, the provisions of which shall be applicable, mutatis mutandis, save that costs relating to such dispute shall be paid by Owner unless the award of such arbitration is in favour of Owner and increases the quantum so disputed by five percent (5%) or more where the amounts so disputed are in the aggregate less than $500,000 or by two percent (2%) or more where the amounts so disputed are in the aggregate more than $500,000, in which event the Operator shall pay such costs (which costs shall not be considered to be Applicable Deductions or be otherwise deductible by the Operator hereunder).

5.06 Payment Final

If Operator does not dispute a payment of the Percentage Fee within the thirty (30) days set forth in section 5.05, the relevant Yearend amounts and the Percentage Fee paid with respect to the Fiscal Year to which they relate shall be final.

6. REPORTS, CERTIFICATES, RECORDS AND INSPECTION

6.01 Certificate for Each of First Three Quarters

(a)	Within forty-five (45) days after the end of each of the first three (3) quarters of a Fiscal Year the Owner shall deliver to the Operator the certificate of a senior financial officer of the Owner or of a party appointed under the Operating Agreement setting forth for the Determination Period:

(i)	the Owner’s best estimate of the aggregate amount of Applicable Deductions available for deduction and the Gross Revenues received or considered or determined hereunder to have been received during the Determination Period; and

(ii)	the amount of Net Profits and Operating Costs payable with respect to such Determination Period.

(b)	A certificate referred to in paragraph (a) shall contain a detailed summary of the calculation of each of said amounts and a statement to the effect that the information contained therein is, to the best knowledge and belief of the signatory, accurate and said amounts have been calculated in accordance with the provisions hereof.

6.02 Yearend Reports

Within forty five (45) days after each Yearend and as of the date of such Yearend, the following shall be delivered by the Owner to the Operator:

(a)	on or before making the Yearend payment of the Fee to Operator for the relevant Fiscal Year, a certificate of a senior financial officer of the Owner or of a party appointed under the Operating Agreement setting forth:

(i)	the aggregate amount of Applicable Deductions available for deduction at such Yearend;

(ii)	the Gross Revenues received or considered or determined hereunder to have been received during the relevant Fiscal Year;

(iii)	the amount of Percentage Fee payable with respect to the relevant Fiscal Year; and

(iv)	a detailed summary of the calculation of each of said amounts. Such amounts shall be determined from the independently audited figures for the Operations for the Fiscal Year referred to in paragraph (c) of this section 6.02 and said certificate shall so state;

(b)	a report relating to Product produced during the relevant Fiscal Year (reporting separately upon each saleable component of the Product) and setting forth in summary form: nature, composition, quantity and average grade of Product produced;

(c)	a report on acquisition, use and disposition of Assets during the period of Operations and after Operations have ceased.

6.03 Separate Accounts and Records for Operations

The Operator will maintain separate accounts and records relating to Operations and shall not combine the same with any other accounts or records.

6.04 Access to Records by Owner

During reasonable business hours and on prior notice to the Operator, Owner shall have complete and unrestricted access to review the accounts and records of the Operator relating to Operations and Assets (including supporting materials) and the right to make copies and to audit any of the same at Owner’s cost. The Operator will instruct its employees and auditors to co-operate in any such review or audit, including making available working papers.

6.05 Inspection

A representative of Owner who is:

(a)	an employee or professional advisor of Owner and authorized in writing by any officer of the Owner, or

(b)	authorized by Owner and acceptable to the Operator, acting reasonably,

may, at reasonable times and at his or her own risk and expense, enter upon the Premises and other lands and premises to which the Operator controls access to inspect and observe the activities of the Operator relating to the Premises, including procedures relevant to the determination of Net Profits, and examine equipment and facilities, data and Product resulting from Operations, including any off-site facilities that are involved in the Operations, and collect samples of materials, including any rock, ore, Product, tailings, and any other materials that may be relevant to the determination of Net Profits.

7. OPERATIONS

7.01 Stockpiling of Materials

The Operator shall not maintain any quantity of ore in excess of the quantity that is consistent with Good Mining Practices.

7.02 Use of Contractors

It is acknowledged that some parts of Operations may be carried out by one or more third party contractors, but so doing shall require the consent of the Owner and shall in no way relieve the Operator from any of its responsibilities, obligations or liabilities hereunder or in any way lessen any of the same.

7.03 Third Party Supervisor Requires Consent

No third party (other than a senior employee of the Operator) shall be placed in a position of being generally responsible for or supervising the carrying on of Operations, save with prior written consent of Owner, which consent may be arbitrarily refused or may be conditional upon such third party agreeing to be bound by such terms as Owner may require.

8. COMMINGLING OF MINERALS

8.01 Acknowledgement of Potential Benefit

The parties acknowledge that there may arise circumstances where it is to the advantage of both the Operator and Owner that ore from the Complex be commingled with ores or mineral-bearing substances originating from a mining property outside the Complex. This Article 8 sets out provisions with respect to such commingling.

8.02 Accounting and Operational Procedures

In circumstances contemplated in section 8.01, Owner and the Operator agree to co-operate in reaching accounting and operational procedures to: (i) determine the effect of the commingling, in an equitable and cost-effective manner, in accordance with Good Mining Practices. Without limiting the matters for which accounting and operational procedures are required, the following shall be included: the determination of quantities, grade and processing/recovery characteristics of the respective materials; the right to inspect and/or audit adherence to procedures and/or the results of any determinations made under them; the respective costs of treatment; the right to be present during the implementation of any procedures; the assumption of and payment for usage and/or capital costs of the Assets to be used; the priority of materials originating from the Premises and the right to displace any other materials; the payment and allocation of any additional capital or operating costs; and the ownership of any added facilities, machinery or equipment.

8.03 No Commingling without Consent

(a)	Notwithstanding the provisions of sections 8.01 and 8.02, until such time as Minerals from the Premises have become Product hereunder and the value of the Product as determined in accordance with this Schedule and the Mill Operating Agreement has been accounted for in Gross Revenues hereunder, it is specifically understood and agreed that no minerals or mineral-bearing substances originating from any mining property other than the Premises will be commingled with or in any way combined with any Minerals extracted from the Premises for treatment, processing, transportation, marketing or any other purpose, including custom milling, unless Owner has given its consent to such commingling including the accounting and operational procedures related thereto as required by section 8.02, which consent shall not be unreasonably withheld.

(b)	In addition to any other reason for withholding consent, Owner may withhold the consent required under paragraph (a) if it considers that the proposed accounting and operational procedures do not provide for equitable and cost-effective practices and Good Mining Practices and the procedures fail to conform to the principle that the Premises and the other mining property each shall bear and have allocated to it its proportionate part of expenditures, including capital costs, relating to the bringing of such operation into commercial production and thereafter operating the same, and shall have allocated to each of them the proportionate part of the revenues realized from such single operation, all as determined in accordance with the provisions set out in this Schedule (provided that in making any allocation, effect shall be given to the tonnages, grade and processing/recovery characteristics of Minerals removed from the Premises and minerals and mineral-bearing substances removed from the other mining property, and to any special charges relating particularly to these and to concentrates or other products derived therefrom).

8.04 Commingling where Minerals Owned by Non-Arm’s Length Person

If Minerals from the Premises are commingled with minerals owned in whole or in part by a Non-arm’s Length Person, in addition to the requirements set out in this Article 8, the provisions of Article 9 shall apply.

8.05 Commingling and the Use of Assets

If Assets are used in commingling, the provisions relating to the use of Assets as set out in Article 9 shall apply.

8.06 Inspection and Auditing Procedures

In accordance with sections 6.05 and 6.06, the accounting and operational procedures referred to in this Article 8 and Article 6 shall include inspection and auditing procedures, including Owner’s right to collect samples and to be represented at operations like weighing, sampling, and assaying and to receive a cut of materials that are assayed or analyzed. Such inspection and auditing procedures shall apply to Operations and to the other mining property.

8.07 Amendment of Procedures or Arrangements

Any procedures or arrangements agreed to between the Operator and Owner under this Article, this Schedule 3 and the Mill Operating Agreement shall not be amended or altered save with the prior written consent of both parties. If either party wishes to amend any such procedures or arrangements it shall by notice so advise the other party hereto giving particulars of and reasons for such proposed amendments. If the parties fail to reach agreement on the proposed amendments within thirty (30) days after such notice, the party proposing the amendments may refer the matter to arbitration pursuant to Article 10 and the procedures and amendments shall be amended accordingly. Any revision of the procedures or arrangements shall not be used to retroactively adjust a royalty payment.

8.08 No Over-ride

In the event of a conflict or inconsistency between the procedures or arrangements agreed to between Owner and the Operator under this Article 8 or any other provision of this Schedule, the provisions of this Schedule shall prevail to the extent of the conflict or inconsistency.

9. NON-ARM’S LENGTH TRANSACTIONS AND VALUE DETERMINATION

9.01 Non-Arm’s Length Transactions

“Non-arm’s Length Transaction” means:

(a)	the acquisition or rendering of any supplies, materials, equipment, machinery or services from or by a Non-arm’s Length Person, or transfer to or from Operations of supplies, materials, equipment, machinery, or services of any nature or kind whatsoever by the Operator from or to a project that is not part of Operations but in which the Operator or a Non-arm’s Length Person has an interest, direct or indirect;

(b)	the sale, assignment or other transfer in whole or in part of any Asset to a Non-arm’s Length Person or to a project in which the Operator has an interest but that is not part of Operations, to the extent to which the Assets are not used for Operations;

(c)	the use of any Asset by the Operator or a Non-arm’s Length Person on a non-continuing basis for purposes other than carrying out Operations;

(d)	the commingling of ores from the Complex with minerals owned in whole or in part by a Non-arm’s Length Person;

9.02 Adjustment of Applicable Deductions

(a)	For the purposes of calculating the amount of Net Profit hereunder in the event of a Non-arm’s Length Transaction, the Operator shall report as Applicable Deductions, as applicable, an amount (the “Fair Value Amount”) that reflects the reasonable value that would have applied as of the date of the transaction for a sale or other disposition, Operating Agreement, acquisition, retention, rendering, transfer or use, if such transaction had been negotiated between parties at arm’s length after taking into account all pertinent and relevant information and circumstances (including, without limitation, then current market conditions relating to materials, products, assets or services the same as or similar to such materials, Assets or services; terms of similar agreements between arm’s length parties with respect to similar materials, products, assets or services in similar quantities for delivery over similar periods of time; and the present value of the potential revenue stream related to the Asset).

(b)	If the actual consideration paid by the Operator for materials or services or Assets for use in Operations in a Non-arm’s Length Transaction is less than the Fair Value Amount, then the Operator shall decrease the amount reported as Applicable Deductions to reflect the actual consideration paid.

9.03 Operator to Inform Owner of Non-Arm’s Length Transactions

The     Operator shall by notice annually inform Owner of any Non-arm’s Length Transaction, any other party involved and its relationship to the Operator or Affiliated Party of the Operator (if any), the nature of the transaction, the actual amount of any consideration paid or received (if any), the Fair Value Amount and the basis upon which the Fair Value Amount were determined.

10. DISPUTES AND ARBITRATION

10.01 Disputes Subject to Arbitration/Operating Agreement Provisions Applicable

Disputes relating to the reasonableness of the withholding of consent by Owner (except for the withholding of consent relating to commingling and use of Assets, such disputes to be settled as provided herein, the determination of Net Profit, the inclusion of any amount in the determination of Gross Revenues, the deductibility of any expenditure as an Available Deduction and/or the determination of the Percentage Fee payable shall be decided by arbitration carried out in accordance with the provisions the Operating Agreement (the provisions being applicable, mutatis mutandis), provided that unless otherwise provided in this Schedule the costs of such arbitration shall be apportioned as the award may set forth.

10.02 Special Considerations for Dispute on Commingling or Use of Assets

A dispute relating to the inability of the Operator and Owner to agree upon procedures and arrangements relating to proposed or current commingling or use of Assets or amendments to such procedures and arrangements, shall be decided by arbitration and the following provisions shall be applicable:

(a)	the arbitrators shall, without limitation, consider procedures relating to those matters, including those procedures described herein;

(b)	the Operator shall propose the procedures that it considers appropriate and Owner may propose alternative procedures and/or deliver comments on such proposed procedures, either in writing or orally before the arbitrators, it being required that copies of all written materials be delivered to each of the arbitrators and to the other party hereto at least thirty (30) days before any arbitration hearing is held;

(c)	the materials submitted pursuant to paragraph (b) of this section shall be considered by the arbitrators who may, if they consider it appropriate engage, as a cost of the arbitration, the services of an independent consultant or adviser to advise them on any of the matters before them;

(d)	if, when considered with the principles of equitable and cost-effective practices and Good Mining Practices, and the principles set out herein, the procedures proposed by the Operator are:

(i)	found to be consistent with such principles and practices, Owner shall be considered to have given its consent hereunder and such procedures shall be binding upon the parties hereto; or

(ii)	in any material way found not to be consistent with such principles and practices, the arbitrators shall reject such procedures and Owner shall be considered to have reasonably withheld its consent hereunder, provided however, that the Operator shall in no way be prevented or inhibited from again requesting such consent, in which event the same or substantially similar procedures shall not be proposed by the Operator and shall be applicable, mutatis mutandis; or

(iii)	found not to be consistent with such principles and practices in what the arbitrators view as a non-material way, the arbitration award shall set forth amendments thereto that are considered necessary or appropriate to make such procedures equitable and cost-effective and in keeping with Good Mining Practices and Owner shall be considered to have given its consent hereunder and such procedures, as so amended, shall be binding upon the parties hereto.

11. NOTICE AND PAYMENT

11.01 Giving and Receipt of Notice

Any notice or other delivery to Owner or the Operator may be given or delivered as set forth in the Operating Agreement, the provisions of which shall be applicable, mutatis mutandis.

11.02 Payment of Percentage Fee

Payment of the Percentage Fee shall be made in accordance with the Operating Agreement and by wire transfer. If, as an absolute last resort, payment is made by check, such payment shall be considered to have been made upon the date it would be deemed to have been received under the Operating Agreement as if it were a notice.

SCHEDULE 4

RULES AND REGULATIONS

1.    Notice of Accident, Defects.

(a)	The Operator will give immediate notice to the Owner in case of fire or accident in the Premises or of defects therein or to any fixtures or equipment therein.

2.    Emergency Contacts.

(a)	The Operator will provide the Owner with the names, addresses and telephone numbers of two authorized employees of the Operator who may be contacted by the Owner if an emergency relative to the Premises arises.

3.    Hours of Operation.

(a)	The hours of operation of the Complex and of the Premises are: 24 Hours a day 365 days per year. 4.Permits, Licences. (a) The Operator alone will be responsible for obtaining from the appropriate governmental authorities or other regulatory body having jurisdiction whatever permits, licences or approvals may be necessary for the operation of the Operator’s business.

5.     Further Rules and Regulations.

(a)	For the general benefit and welfare of the Complex and the Operators therein, the Owner may amend these rules and regulations, by alteration or addition, and such amended rules and regulations will be binding on the Operator.

SCHEDULE 5

Unsecured Promissory Note

$500,000
"Principal Amount"	"Maturity Date"

        FOR VALUE RECEIVED, Golden Eagle International, Inc., a Colorado corporation whose address is 9661 South 700 East, Salt Lake City, Utah 84070-3557 (the “Obligor”), promises to pay to the order of Queenstake Resources USA Inc., (whose address is 490 688 W. Hastings Street, Vancouver, BC, Canada) (the “Holder”) (or at such other place as Holder shall designate in writing), in lawful money of the United States of America, the Principal Amount set forth above at such times and on such terms and conditions as are set forth herein.

1.	Term. This Note shall mature and be payable on the Maturity Date set forth above.

2.	No Interest. No interest will accrue on the Principal Amount. If the Principal Amount is not paid when due or if any other event of default occurs and the Holder declares such default, interest will accrue thereon at the rate of 1.5% per month until paid.

3.	Prepayments. The Obligor may prepay the entire outstanding indebtedness to Holder at any time, or may from time to time make partial prepayments on the outstanding principal balance of this Note. All prepayments may be made without penalty. No partial prepayments shall excuse, delay or reduce any other payments due under this Note thereafter. Notwithstanding the foregoing, the Obligor shall prepay the amounts due hereunder by paying to the Holder 60 equal monthly payments over the term of the Mill Operating Agreement between the Obligor and the Holder dated October 9, 2008 from Obligor’s share of Net Profit as defined in that Agreement.

4.	Applicable Law. The provisions of this Note will be construed in accordance with the laws of the State of Nevada.

5.	Reimbursement of Collection Costs. The Obligor agrees to reimburse Holder for all reasonable costs, including reasonable attorneys’ fees, incurred to collect this Note if not paid when due.

6.	Event of Default. The occurrence of any one of the following events shall constitute an Event of Default hereunder:

A.	The Obligor shall fail to pay any amount due hereunder within seven days after written notice of such failure by Holder.

B.	The Obligor shall commence a voluntary case under the federal bankruptcy laws, shall seek to take advantage of any insolvency laws, shall make an assignment for the benefit of creditors, shall apply for, consent to or acquiesce in the appointment of, or taking possession by, a trustee, receiver, custodian or similar official or agent for itself or any substantial part of its property, or shall take any action authorizing or seeking to effect any of the foregoing.

C.	Not in limitation of any other right under any other agreement or at law or in equity, if any Event of Default hereunder shall have occurred, the Holder hereof may, upon notice to the Obligor declare all obligations under this Note to be, and thereupon the same shall become, immediately due and payable by the Obligor without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Imperial.

7.	Waivers; Other Matters.

A.	The Obligor and all endorsers hereof hereby waive presentment, demand, protest, notice of protest, notice of dishonor and all other forms of demand and notice concerning this Note and consent to each and every extension or postponement of the time of payment or other indulgence with respect to this Note. No delay or omission by the Holder or other holder hereof in exercising any right or power hereunder shall operate as a waiver of such right or power, and a waiver on one occasion shall not be construed as a waiver or a bar to the exercise of any right on any other occasion. Any provision in this Note which is prohibited by law shall be ineffective to the extent of such prohibition without invalidating any other provision hereof.

B.	The rights and remedies of the Holder of this Note as provided in this Note, and any other agreements shall be cumulative and concurrent, and may be pursued at the sole discretion of the Holder. The failure to exercise any such right or remedy shall in no event be construed as a waiver or release of said rights or remedies or of the right to exercise them at any time later.

C.	The Obligor irrevocably consents that any legal action or proceeding against it, under, arising out of or in any manner relating to this Note, may be brought in the federal courts located in Nevada. The Obligor, by execution and delivery of this Note, expressly and irrevocably consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding. The Obligor further irrevocably consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to it by hand, or by nationally recognized overnight courier service, or by certified mail, return receipt requested, delivered or addressed as set forth below. The Obligor hereby expressly and irrevocably waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.

8.	Notices. Any notice, request, demand, consent, approval or other communication required or permitted hereunder shall be in writing and if delivered by registered or certified United States mail, postage prepaid, return receipt requested or by commercial courier service, to the Holder at the address listed above, which shall be conclusively presumed to have been duly given, whether or not the Holder actually receives such notice.

GOLDEN EAGLE INTERNATIONAL, INC. By: /s/ —————————————— Terry C. Turner, President

SCHEDULE 6

GUARANTY AGREEMENT

1.	The undersigned Queenstake Resources, Ltd., a Canadian corporation, whose address is #490 688 West Hastings Street, Vancouver, BC, V6B 1P1, Canada (“Guarantor”), has requested Golden Eagle International, Inc., a Colorado corporation (“Operator”) to perform services for and accept certain obligations of Queenstake Resources USA Inc. (the “Company” or “Owner”), as evidenced by that certain Mill Operating Agreement (“Agreement”) dated October 9, 2008executed by the Company/Owner and the Operator.

2.	In order to induce the Operator to enter into the Agreement and to perform its obligations thereunder, and to accept the Company’s promise to perform its obligations thereunder, and in consideration thereof and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor hereby unconditionally guarantees to the Operator the due and punctual performance and payment, and not just the collectability of any and all amounts due and owing to the Operator pursuant to the Agreement, of all of the Company’s obligations under the Agreement and all amounts due and owing to the Operator pursuant thereto when such performance or payment is due, whether at maturity, by acceleration or otherwise, all at the times and places and at the rate described in, and otherwise according to the Agreement. Guarantor hereby unconditionally guarantees to the Operator the punctual and faithful performance by the Company of all duties, agreements and obligations of the Company contained in the Agreement. Without limiting the generality of the foregoing, Guarantor is aware of all of the provisions contained in the Agreement.

3.	This Guaranty Agreement is irrevocable, unconditional and absolute guaranty of payment and performance independent of the obligations of the Company. This Guaranty Agreement shall continue in full force and effect as to all obligations contracted for or incurred before revocation, if any should occur, and as to them the Operator shall have the rights provided by this Guaranty Agreement as if no revocation had occurred. Any renewal, extension or increase in the rate of any such obligation, whether made before or after revocation, shall constitute an obligation contracted for or incurred before revocation. If for any reason any duty, agreement or obligation of the Company contained in the Agreement shall not be performed or observed by the Company, or if any amounts or any part thereof payable under or in connection with the Agreement shall not be paid promptly when due and payable, the Guarantor will promptly perform or cause to be performed each of such duties, agreements and obligations. The Guarantor will forthwith pay such amounts to the Operator, whether or not absolute or contingent, liquidated or unliquidated, determined or undetermined, or whether or not the Company may be liable jointly with others, or whether or not recovery may be or hereafter become barred by any statute of limitation or otherwise be or become unenforceable hereafter, regardless of any defense or setoff or counterclaim which the Company or the Guarantor may have or assert, and regardless of whether the Contractor, or anyone on the Contractor’s behalf, shall have instituted any suit, action or proceeding or taken any other steps to enforce any rights against the Company or any other person, or any collateral at any time securing the Agreement, to compel any such performance or to collect all or part of any such amounts either pursuant to the provisions of the Agreement or at law or in equity, and regardless of any other condition or contingency.

4.	The Guarantor’s obligations hereunder shall not be affected by (i) any defect in the genuineness, validity, regularity, or enforcement of the Agreement or the indebtedness evidenced thereby, or any other related instrument, document, obligation, transaction or matter (herein called a “Related Matter”), (ii) any action or delay or failure to take action by the Operator under or with respect to the Agreement or any Related Matter, (iii) the occurrence, or failure to give notice thereof, of any event of default under the Agreement, (iv) any sale or other disposition of all or substantially all of the assets of the Company or any merger, consolidation or amalgamation to which the Company may be a party, whether with or without the consent of the Operator, (v) any assignment or transfer in whole or in part of the Agreement, whether with or without notice to the Guarantor, (vi) any future dealings between the Company and the Operator (including future loans or extensions of credit, secured or unsecured), (vii) the bankruptcy, insolvency, reorganization relief afforded to the Company pursuant to the present or future provisions of the Bankruptcy Reform Act of 1978 or any successor thereto, or any other state or federal statute or by the decision of any court, (viii) the acceptance by the Operator of any additional guaranty, (ix) any present or future law or order of any government or agency thereof purporting to reduce, amend or otherwise affect the indebtedness evidenced by the Agreement or any obligations of the Company, or (x) any other matter, whether similar or dissimilar to the foregoing.

5.	The Guarantor hereby agrees that, without notice to or consent from the Guarantor, and without affecting the Guarantor’s obligations hereunder, (i) the Agreement may from time to time be extended, or renewed or its terms (including the terms of payment of principal and interest) otherwise modified, (ii) any of the provisions of the Agreement may be amended or any requirement thereof or default thereunder waived or any departure therefrom consented to or any other forbearance or indulgence exercised with respect thereto, (iii) any collateral now or hereafter securing the Agreement may be exchanged, substituted, realized upon, released, compromised, extended or otherwise dealt with or disposed of, (iv) the Operator may release any surety or other guarantor of the Agreement, and (v) the Operator may apply payments from the Company or the Guarantor to any liability on the Agreement, whether it be interest, principal, prepayment premiums, late charges, or any other sums guaranteed hereunder.

6.	The Guarantor hereby waives (i) notice of acceptance of this Guaranty Agreement and notice of the making of any loans under the Agreement, (ii) diligence, presentment, demand of payment and protest, and (iii) all notices, whether to the Guarantor or any other persons including, without limitation, notice of nonpayment, dishonor, protest, occurrence of any event of default under the Agreement, intent to accelerate, notice of any of the matters referred to in this Guaranty Agreement or of any other matter relating to the Agreement or any other Related Matter, and all demands whatsoever, (iv) any defense provided by any antideficiency judgment statute, and (v) the benefit of all principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty Agreement including without limitation any right to exhaustion of any security for the Agreement prior to any action hereunder, the Guarantor’s obligations under this Guaranty Agreement shall not be affected by any circumstances, whether or not referred to herein, which might otherwise constitute a legal or equitable discharge of a guarantor or surety.

7.	In the event that the Guarantor shall advance or become obligated to pay any sums pursuant hereto, the amount of such sums and of such indebtedness shall at all times be subordinate as to lien, time of payment and in all other respects to the amounts owing to the Operator under the Agreement. The Guarantor shall have no right to participate in any way in the Agreement. The Guarantor hereby waives any claims, rights, or remedies which such the Guarantor may now have or hereafter acquire against the Company that arises hereunder and/or from the performance by any Guarantor hereunder including, without limitation, any claims, remedies or rights of subrogation, reimbursements, exoneration, indemnification, and/or participation in any claim, right or remedy of the Operator against the Company or any security which the Operator now has or hereafter acquires, whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise.

8.

(a)	No delay or failure of the Operator in exercising any right hereunder shall affect such right, nor shall any single or partial exercise of any right preclude any further exercise thereof. No modification or waiver of any provision of this Guaranty Agreement shall be effective unless in writing signed by the Operator and then only in the specific instance and for the specific purpose for which given. The Operator’s rights and remedies under this Guaranty Agreement shall be cumulative.

(b)	The Guarantor shall pay all costs of the Operator, whether suit is brought or not (including reasonable attorney fees and all costs of suit, whether in courts of original jurisdiction, or in courts of appellate jurisdiction, or through Bankruptcy Court or other legal proceedings), in case the unpaid principal sum of the Agreement, or any payment of sums due under the Agreement or under this Guaranty Agreement is not paid when due.

(c)	All notices or other communications required or permitted under this Guaranty Agreement shall be in writing and may be delivered by hand, mailed by first class mail, confirmed facsimile, or sent by Federal Express, and addressed as set forth in the first paragraph above. Changes in the respective addresses to which such notices may be directed may be made from time to time by either party by notice to the other party. Notice given by confirmed facsimile shall be effective the business day following receipt of such confirmation. Notice given by mail shall be deemed given and received three days after it is deposited with the United States Postal Service postage prepaid. Notice given by Federal Express shall be deemed given and received when it is delivered to the recipient by Federal Express.

(d)	This Guaranty Agreement shall bind the heirs, personal representatives, successors and assigns (including any successors or assigns by merger, consolidation, sale of assets or other transfer of any kind) of the Guarantor and shall inure to the benefit of the Contractor and all subsequent beneficiaries of the Agreement. The Guarantor shall not assign the Guarantor’s obligations under this Guaranty Agreement without the Contractor’s written consent which the Contractor may withhold in its sole discretion. This Guaranty Agreement is a general guaranty, not a special guaranty.

(e)	The law of the State of Nevada shall govern the validity, interpretation, construction, and performance of this Guaranty Agreement. The Guarantor hereby irrevocably submits to the jurisdiction of any state or federal court sitting in or encompassing the State of Nevada in any action or proceeding brought to enforce or otherwise arising out of or relating to this Guaranty Agreement and hereby waives any claim that such forum is an inconvenient forum.

9.	This Guaranty Agreement shall remain in full force and effect until the indebtedness under the Agreement shall have been paid in full; except that this Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, if any payment or property or part thereof must be returned by the Operator under the insolvency, bankruptcy or reorganization of the Company or any other guarantor, or otherwise.

10.	This Guaranty Agreement shall be a continuing guaranty and shall be binding upon the Guarantor regardless of how long before or after the date hereof any liability was or is incurred. This Guaranty Agreement shall survive the Operator’s right to demand payment on the Agreement and shall remain effective until said obligation is paid in full. In the event this Guaranty Agreement is preceded or followed by any other agreement of suretyship or guaranty by the Guarantor, all shall be deemed to be cumulative and the obligations of the Guarantor hereunder shall be in addition to those stated in any other suretyship or guaranty agreement.

11.	The invalidity of any provision of this Guaranty Agreement shall not affect the validity of the remaining provisions of this Guaranty Agreement. This Guaranty Agreement shall be construed as if it had been drafted by both the Guarantor and the Operator. The Guarantor hereby waives any right it might otherwise have to have this Guaranty Agreement construed in favor of the Guarantor.

12.	The undersigned signatory personally and individually represents and warrants to the Operator that this Guaranty Agreement has been approved by the Guarantor and all required corporate formalities for such approval have been validly and legally taken.

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty Agreement to be duly sealed and signed this 14th day of October, 2008.

"GUARANTOR" QUEENSTAKE RESOURCES, LTD. By: /s/ Graham C. Dickson —————————————— Graham C. Dickson President

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